Exhibit 107

Calculation of Filing Fees Tables

Form S-8

(Form Type)

Acadia Pharmaceuticals Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price per Unit(2)	Maximum Offering Price(2)	Fee Rate	Amount of Registration Fee

Equity	Common stock, par value $0.0001 per share	Other(2)	7,018,288 (3)	$15.55	$109,134,378.40	0.00014760	$16,108.23

Total Offering Amounts					$109,134,378.40		$16,108.23

Total Fee Offsets					—		—

Net Fee Due					—		$16,108.23

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also registers any additional shares of the Registrant’s common stock, par value $0.0001 per share (the “Common Stock”), that may become issuable under the Registrant’s 2024 Equity Incentive Plan (the “2024 Plan”) as a result of any stock split, stock dividend, recapitalization or similar event.

(2)

Estimated in accordance with Rule 457(c) and Rule 457(h) of the Securities Act solely for purposes of calculating the registration fee, on the basis of the average of the high ($15.90) and low ($15.20) sale price of the Common Stock as reported on The Nasdaq Global Select Market on May 23, 2024, which date is within five business days prior to the filing of this Registration Statement.

(3)	Represents 7,018,288 newly registered shares of the Common Stock reserved for issuance under the 2024 Plan.